EXHIBIT 99.1

Contact: Jack Lowry
Vice President of Finance and CFO
734- 414-6100

PERCEPTRON ANNOUNCES RESULTS FOR THIRD QUARTER OF FISCAL YEAR 2009
Results include pre-tax restructuring, impairment and other charges of $3.1 million.
Financial position remains strong at quarter end.

Plymouth, Michigan, May 11, 2009 – Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $13.2 million and a net loss of $2.7 million, or $0.31 per diluted share, for its third quarter of fiscal year 2009 ended March 31, 2009.  This compares with net sales of $18.2 million and net income of $211,000, or $0.02 per diluted share, for the quarter ended March 31, 2008.

For the nine months ended March 31, 2009, the Company had net sales of $52.3 million, and a net loss of $1.7 million, or $0.19 per diluted share.  This compares to net sales of $55.0 million, and net income of $470,000 or $0.05 per diluted share, in the first nine months of fiscal year 2008.

“There were several significant items recorded in the third quarter this year that impacted our earnings,” said Jack Lowry, Perceptron’s Chief Financial Officer.  “We recorded a $1.0 million restructuring charge in the quarter, primarily for the costs associated with the personnel reductions we undertook in late January 2009.  This amount was in line with the estimate we previously provided.  In the third quarter, we recorded an other-than-temporary impairment of $1.5 million in the value of our auction rate security investments due to valuation and market changes that occurred in those holdings during the quarter.  The quarter also included a $500,000 provision for bad debt and a $100,000 provision for interest and penalties related to a Brazilian tax ruling during the quarter.  These items represented $3.1 million of expense in the quarter and significantly reduced our net income, as these items comprised a sizable majority of our $3.9 million pre-tax loss for the quarter.”

Segment information on sales, bookings and backlog for the quarter is provided in the tables below:

Sales By Segment	Third Quarter Ending March 31			Nine Months Ending March 31
(all numbers in millions)	Fiscal 2009	Fiscal 2008	Change	Fiscal 2009	Fiscal 2008	Change
Automated Systems	$7.4	$11.1	$(3.7)	$25.0	$29.8	$(4.8)
Technology Products	5.8	7.1	(1.3)	27.3	25.2	2.1
Total Sales	$13.2	$18.2	$(5.0)	$52.3	$55.0	$(2.7)

Net sales in the third quarter of fiscal year 2009 decreased by approximately $5.0 million, or 27.5%, compared to the same quarter last year.  The sales decrease occurred in all three geographic regions and in both primary business segments.  The decrease in Automated Systems for the quarter was primarily due to fewer new system installations and, secondarily, from lower sales of spare parts and system upgrades.  The decline in Technology Products was due to lower sales of WheelWorks® and ScanWorks® that was partially offset by an increase in commercial products sales.  Automated Systems sales declined in each geographic region, with $2.5 million of the decline occurring in Europe.  Of the $2.5 million European decline, approximately $670,000 was due to significantly lower foreign exchange rates in the quarter compared to last year.  Technology Products sales also declined in each region.  Approximately $130,000 of the decline in Technology Products sales related to lower foreign currency exchange rates on Euro-denominated sales.

On a year-to-date basis, overall net sales decreased by $2.7 million, or 4.9%.  The decrease is due to lower Automated Systems sales, primarily in North America and secondarily in Europe.  Technology Products sales increased $2.1 million, or 8.3%, due to growth in commercial products that was partially offset by lower sales in WheelWorks® and ScanWorks®.  The $800,000 year to date sales increase in the Americas is also due to growth in commercial products, offset by fewer new system installations in Automated Systems and lower WheelWorks® and ScanWorks® sales.  Sales in Europe declined in Automated Systems and Technology Products, with approximately $900,000 of the $3.0 million decline due to lower foreign currency exchange rates on Euro-denominated sales.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

May 11, 2009

Bookings By Segment	Third Quarter Ending March 31			Nine Months Ending March 31
(all numbers in millions)	Fiscal 2009	Fiscal 2008	Change	Fiscal 2009	Fiscal 2008	Change
Automated Systems	$5.0	$11.8	$(6.8)	$21.2	$32.0	$(10.8)
Technology Products	3.9	8.8	(4.9)	20.5	23.7	(3.2)
Total Bookings	$8.9	$20.6	$(11.7)	$41.7	$55.7	$(14.0)

Third quarter bookings in fiscal year 2009 declined significantly in both the Automated Systems and Technology Products segments compared to third quarter fiscal 2008 bookings, and declined in all three of the geographical regions in which the Company operates.  The declines in both Automated Systems and Technology Products were due to poor economic conditions in general, the global recession in the automotive industry and, in particular, the distressed conditions of the North American automobile manufacturers.  Bookings in the Americas were down by $6.9 million with the decline fairly evenly split between Automated Systems and Technology Products.  A decline in commercial products bookings resulting from general economic conditions contributed to the overall decline.

Bookings for the nine months ended March 31, 2009 declined 25% compared to the first nine months of fiscal 2008.  The $14.0 million decline was most significant in the Americas, with nearly equal declines in Europe and Asia.  The Automated Systems decline was largest in the Americas due to the deteriorating condition of North American automotive manufacturers.  The decline in Technology Products bookings was due to declines in WheelWorks® and ScanWorks® orders.  Orders for commercial products were flat compared to last year.  Historically, the Company’s rate of new orders has varied from period to period.

Backlog By Segment	Third Quarter Ending March 31
(all numbers in millions)	Fiscal 2009	Fiscal 2008	Change
Automated Systems	$13.7	$15.3	$(1.6)
Technology Products	1.1	8.4	(7.3)
Total Backlog	$14.8	$23.7	$(8.9)

The decrease in Automated Systems backlog compared to a year ago was principally due to lower orders for new AutoScan® systems and Value Added Services compared to March 31, 2008.  The decrease in Technology Products backlog was primarily due to commercial products, with lower WheelWorks® and ScanWorks® orders contributing to the decline.  In prior periods commercial products was in backorder status due to new product production ramp-up.  The level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

Gross margin for the third quarter of fiscal year 2009 was $4.7 million, or 35.2% of revenue, compared to $7.7 million, or 42.2% of revenue in the third quarter last year.  The decline in both the gross margin amount and percentage is primarily due to the decline in revenue, with relatively fixed labor costs, in Automated Systems.  In addition, the decline in the value of the Euro relative to the U.S. dollar in the third quarter this year compared to the third quarter of fiscal 2008, reduced gross margin by approximately $475,000.

Gross margin for the nine months ended March 31, 2009 was $19.1 million, or 36.5% of revenue, compared to $23.3 million, or 42.3% of revenue, last year.  The $4.2 million gross profit decrease was primarily due to lower Automated Systems sales in fiscal 2009 compared to fiscal 2008.  The weaker Euro also negatively impacted the gross profit by approximately $525,000.  The reasons for the declines in the gross margin amount and percentage for the year to date are essentially the same as for the third quarter.

May 11, 2009

SG&A expenses were $4.1 million in the quarter ended March 31, 2009 compared to $5.6 million in the third quarter of fiscal 2008.  The $1.5 million cost reduction was due to third quarter fiscal 2008 costs of approximately $600,000 related to the retirement of the Company’s CEO and $300,000 for audit and contract services related to the implementation project to comply with Sarbanes Oxley Act (SOX) Section 404 requirements relating to the audit of the Company’s internal controls.  The reduction in the third quarter of fiscal year 2009 SG&A costs was also due to lower employee related costs of approximately $300,000, lower legal fees of approximately $230,000, and lower advertising and promotion expenses of $180,000.  The weaker Euro also had the effect of reducing expenses by approximately $200,000 in the third quarter of fiscal 2009.  Partially mitigating these reductions in expenses was the recording of a provision for bad debt expense of approximately $500,000 in the fiscal 2009 third quarter.

SG&A expenses were $13.1 million for the nine months ended March 31, 2009, compared to $14.2 million in the same period one year ago. The $1.1 million year to date cost reduction was due to fiscal 2008 costs of approximately $600,000 related to the retirement of the Company’s CEO, and $540,000 for audit and contract services related to the SOX Section 404 implementation project.  The current year reduction was also due to lower legal fees of approximately $240,000 and lower advertising and promotion expenses of $120,000.  The weaker Euro had the effect of reducing expenses by approximately $250,000.  These reductions were partially offset by provisions for bad debt expense of $549,000 in fiscal year 2009.

Engineering and R&D expenses were $1.9 million in the quarter ended March 31, 2009, compared to $2.1 million in the third quarter a year ago.  The $254,000 decrease was primarily due to lower employee-related costs and lower contract services resulting from cost reduction actions taken during the quarter.

Engineering and R&D expenses were $6.2 million for the nine months ended March 31, 2009 compared to $6.5 million for the nine-month period a year ago.  The $342,000 decrease was due to reductions in engineering and R&D costs related to Automated Systems.  Engineering materials costs were down by approximately $250,000 while lower employee related costs and contract services contributed to the balance of the decrease.  Engineering and R&D costs for Technology Products were flat with the first nine months of fiscal year 2008.

In January 2009, the Company implemented a significant cost reduction plan for its Automated Systems business.  The cost reduction actions were taken in response to negative trends in the automotive market and their effect on the Company’s business.  The actions did not affect the commercial products portion of the Company’s business.  Most of the cost reduction actions took place in North America with a smaller amount of reduction in Europe.  The actions included reducing personnel, benefits, contract services and other related expenses that are expected to decrease annual costs by approximately $4.7 million in fiscal 2010.  During the quarter ended March 31, 2009, the Company recorded a restructuring charge of approximately $1.0 million related to severance and other related costs.

The Company’s financial position remains strong at March 31, 2009.  Cash and short term investments increased to $24.2 million in the quarter from $23.3 million at December 31, 2008.  Shareholders’ equity at March 31, 2009 was $6.36 per diluted share.

“In the third quarter this year, we wrote down the value of the long-term investments we had in auction rate securities on our balance sheet from $2.9 million to $2.2 million,” said Mr. Lowry.  “The value is based on an independent valuation conducted by an outside valuation firm.  During the quarter, the auction rate securities were exchanged for preferred stock.  That, combined with changes in the financial condition of the issuers of these securities, their credit ratings, and the values determined by the independent valuation firm, prompted our decision to consider the investments as other than temporarily impaired.  Since we had previously reduced the value of the investments in Other Comprehensive Income by nearly $800,000, the total impairment charge on the Consolidated Statements of Income was approximately $1.5 million in the third quarter.”

May 11, 2009

Harry Rittenour, President and Chief Executive Officer, said, "During the third quarter we experienced a significant decline in the rate of new orders in all three of our geographic markets.  We also experienced an increase in the number of booked orders that were delayed or cancelled during the quarter.  All of this has been driven by the global recession, the significant decline in automotive sales worldwide, and particularly the severely distressed financial conditions of the automotive manufacturers in the North American market.  The great uncertainty associated with the future of General Motors and Chrysler has had a significant impact on our new order bookings and sales in North America.  Asian auto manufacturers, based on their forecasts of losses in their current fiscal year, placed very strict restrictions on capital expenditures.  As a result of these issues, our backlog at March 31, 2009 is down considerably from the levels it has been at in recent quarters.”

“Despite these difficult conditions, we have several positive developments at Perceptron,” Mr. Rittenour said. “We are continuing to aggressively develop new commercial products.  Sales of the new Snap-on BK5500 product continued to be steady.  Before the end of this fiscal year, we expect to begin sales of another new product we recently completed, as well as several new accessories.  Further details on this product launch will follow once our customer has issued a public release on the product to their distribution partners.  During the third quarter the microEXPLORER™ was featured on the front cover of the March 26, 2009 edition of Electronic Design magazine and Snap-on included the BK5500 on the back cover of their annual report.  In April we also achieved a milestone in our efforts to penetrate Japanese OEMs in North America with the sale of an inline measurement system.  We have also recently received several AutoGauge® orders from a US line builder for robotically measuring diesel particulate filters, which is a new application for us.”

Mr. Rittenour concluded, “We anticipate that our fourth quarter ending June 30, 2009 will be another difficult quarter and we have conservative expectations for our fiscal year 2010.  Due to the significant uncertainties and volatility in our marketplace, we are not providing forward looking revenue guidance at this time regarding future quarters.”

Perceptron, Inc. will hold a conference call/webcast chaired by Harry Rittenour, President & CEO, on Tuesday May 12, 2009 at 10:00 a.m. (EDT).  Investors can access the call at http://www.visualwebcaster.com/event.asp?id=58922 or by dialing 877 795-3613 (domestic callers) or 719 325-4814 international callers).  The conference ID is 1402896.

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days beginning at 2:00 PM on Tuesday May 12, 2009.  You can access the rebroadcast by dialing 888 203-1112 (domestic callers) or 719 457-0820 (international callers) and entering the pass code 1402896.  A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®
Perceptron develops, produces and sells non-contact measurement and inspection solutions for industrial and commercial applications.  The Company’s Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications.  Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs.  Perceptron’s Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications.  The Company also offers Value Added Services such as training and customer support services.  Headquartered in Plymouth, Michigan, Perceptron has approximately 230 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India.  For more information about Perceptron, please visit www.perceptron.com.

Ridgid® and micro EXPLORER™ are registered trademarks of Ridgid, Inc.

May 11, 2009

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2009, 2010, and future revenue, expenses, new order bookings, net income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of, the introduction of, and revenue and net income increases from new products the Company has recently introduced, or has not yet released, and the anticipated amount of the cost savings from cost reduction actions. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.  Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, those set forth in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2008 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2008 and September 30, 2008, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the Automotive industry, particularly in the U.S. and Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks® systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone or cancel new tooling programs as a result of their financial difficulties, particularly those faced by General Motors Corporation and Chrysler LLC, which recently filed for bankruptcy protection in the United States, general economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify and satisfy demand for the Company’s Value Added Services, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability of the Company to implement identified business opportunities on terms acceptable to the Company and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which is currently experiencing a severe downturn due to the low level of demand for automobiles.  The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally.  The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs.  The ability of the Company to identify and satisfy demand for the Company’s Value Added Services is subject to a number of uncertainties including that these services represent discretionary spending by customers and so tend to decline during economic downturns even if product sales do not decline.  The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions.  These projections are subject to change based upon a wide variety of factors, a number of which are discussed above.  Certain of these new orders have been delayed in the past and could be delayed in the future.  Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line.  In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. The products in the Company’s Technology Products segment are subject to the timing of firm orders from its customers, which may change on a monthly basis. In addition, because the products in the Company’s Technology Products segment require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand.  A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets.  Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros.  Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries.  Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.  Recently implemented cost reduction actions may not be sufficient to improve profitability if sales continue to decline and cost savings from such actions may be less than anticipated due to a number of factors, including the inability to reduce expenses without negatively impacting the Company’s operations.

- Financial Tables Follow -

May 11, 2009

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Net Sales	$13,195	$18,203	$52,311	$54,986
Cost of Sales	8,545	10,514	33,222	31,702
Gross Profit	4,650	7,689	19,089	23,284
Selling, General and Administrative Expense	4,099	5,572	13,059	14,237
Engineering, Research and Development Expense	1,881	2,135	6,190	6,532
Restructuring Charge	1,032	—	1,032	—
Operating Income (Loss)	(2,362)	(18)	(1,192)	2,515
Interest Income, net	103	267	577	811
Impairment on Long-Term Investment	(1,494)	—	(1,494)	(2,614)
Foreign Currency and Other Income	(181)	251	42	438
Income (Loss) Before Income Taxes	(3,934)	500	(2,067)	1,150
Income Tax Expense (Benefit)	(1,218)	289	(410)	680
Net Income (Loss)	$(2,716)	$211	$(1,657)	$470

Earnings (Loss) Per Share
Basic	$(0.31)	$0.02	$(0.19)	$0.06
Diluted	$(0.31)	$0.02	$(0.19)	$0.05

Weighted Average Common Shares Outstanding
Basic	8,869	8,549	8,856	8,387
Diluted	8,869	9,010	8,856	8,944

Condensed Balance Sheets	March 31,	June 30,
	2009	2008
Cash and Cash Equivalents	$22,952	$22,157
Short-term Investments	1,241	—
Receivables, net	14,764	22,390
Inventories, net	9,602	8,285
Other Current Assets	6,244	6,970
Total Current Assets	54,803	59,802

Property and Equipment, net	6,790	7,261
Long-term Investments	2,192	3,104
Deferred Tax Asset	5,695	5,026
Total Non-Current Assets	14,677	15,391

Total Assets	$69,480	$75,193

Current Liabilities	$12,312	$14,569
Long-term Liabilities	765	765
Shareholders' Equity	56,403	59,859
Total Liabilities and Shareholders' Equity	$69,480	$75,193